Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549


RE:  Form 4 Signature Authority


Dear Sir or Madam:

This letter is submitted as an Attachment to Form 4. I hereby authorize and designate the below, and only the below, to file Form 4 and 5 on my behalf in regards to shares of Mid-America Apartment Communities, Inc. stock. This authorization supersedes, in their entirety, any authorizations previously submitted to the Commission.

Jennifer Patrick
Financial Associate
Mid-America Apartment Communities, Inc.

Leslie B.C. Wolfgang
Vice President, Director of External Reporting and Corporate Secretary Mid-America Apartment Communities, Inc.

Simon R.C. Wadsworth
Executive Vice President and Chief Financial Officer
Mid-America Apartment Communities, Inc.



Cordially,


/s/ Ralph Horn
Signature